EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of August 11, 2004, by and among i2 Telecom International, Inc., a Washington corporation, with headquarters located at 301 Yamato Road, Suite 2112, Boca Raton, Florida 33431 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Company has authorized a new series of convertible preferred shares of the Company, the terms of which are set forth in the certificate of designations for such series of preferred shares (the “Certificate of Designations”) in the form attached hereto as Exhibit A (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the “Preferred Shares”), which Preferred Shares shall be convertible into shares of the Company’s common stock, no par value per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Certificate of Designations.

B. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of Preferred Shares set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate number for all Buyers shall be 8,000), (ii) a warrant, in substantially the form attached hereto as Exhibit B (collectively, the “Initial Warrants”), to acquire that number of shares of Common Stock set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (as exercised, collectively, the “Initial Warrant Shares”), and (iii) additional investment rights, in substantially the form attached hereto as Exhibit C (the “AIRs”), pursuant to which each Buyer may have the right to purchase, and the Company shall be required to sell (A) up to that number of Preferred Shares set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers (which aggregate number of Preferred Shares for all Buyers shall be up to 2,000), and (B) warrants, in substantially the form attached hereto as Exhibit B (the “Additional Warrants” (as exercised, collectively, the “Additional Warrant Shares” and, together with the Initial Warrant Shares, the “Warrant Shares”) and, together with the Initial Warrants, the “Warrants”). The number of Initial Warrant Shares underlying the Initial Warrant purchased by each Buyer hereunder shall be equal to one-half of the number of Conversion Shares issuable upon conversion of the Preferred Shares purchased by such Buyer if such conversion occurred on the Closing Date (as defined herein).

C. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act to the extent necessary to issue the Preferred Shares, the Conversion Shares, the Warrants, the Warrant Shares and the AIRs.

D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the 1933 Act, the rules and regulations promulgated thereunder, and applicable state securities laws.

E. The Preferred Shares, the Conversion Shares, the Warrants, the Warrant Shares and the AIRs collectively are referred to herein as the “Securities”.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF PREFERRED SHARES, WARRANTS AND AIRS.

(a) Purchase of Preferred Shares, Initial Warrants and AIRs.

(i) Preferred Shares, Initial Warrants and AIRs. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), (w) the number of Preferred Shares, as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, (x) the Initial Warrants to acquire that number of Initial Warrant Shares set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers, and (y) the AIRs set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers (the “Closing”).

(ii) Closing. The Closing shall occur on the Closing Date at the offices of Feldman Weinstein LLP, 420 Lexington Avenue, New York, New York 10170.

(iii) Purchase Price. The purchase price for each Buyer (the “Purchase Price”) of the Preferred Shares and related Initial Warrants and AIRs to be purchased by each such Buyer at the Closing shall be equal to $1,000 for each Preferred Share and related Initial Warrants and AIRs being purchased by such Buyer at the Closing.

(b) Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City Time, on the date of this Agreement, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and each Buyer).

(c) Form of Payment. On the Closing Date, each Buyer shall pay its Purchase Price to the Company for the Preferred Shares, Initial Warrants and AIRs to be issued and sold to such Buyer at the Closing (i) by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, (ii) by conversion of an outstanding promissory note held by such Buyer and made by the Company in principal amount equal to the Purchase Price for such Preferred Shares, Initial Warrants and AIRs, or (iii) by a combination of the foregoing. Also on the Closing Date, the Company shall deliver via facsimile or e-mail to each Buyer a copy of the certificate or certificates evidencing the Preferred Shares (in the denominations as such Buyer shall request) which such Buyer is then purchasing hereunder along with a copy of the certificates for the Initial Warrants and AIRs (in the amounts as such

Buyer shall request) such Buyer is purchasing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee. No later than two Business Days (as defined in Section 4(e) of this Agreement) following the Closing Date, the Company shall deliver to each Buyer the original certificates for the Preferred Shares, Initial Warrants and AIRs which such Buyer is purchasing hereunder.

2. BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer represents and warrants with respect to only itself that:

(a) No Public Sale or Distribution. Such Buyer is (i) acquiring the Preferred Shares, Initial Warrants and AIRs, (ii) upon exercise of the AIRs will acquire the Preferred Shares thereunder and Additional Warrants and (iii) upon conversion of the Preferred Shares and exercise of the Warrants will acquire the Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer presently does not have any agreement or understanding, directly or indirectly, with any Person (as defined in Section 3(r)) to distribute any of the Securities.

(b) Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities. Such Buyer has not been formed solely for the purpose of acquiring the Securities. Such Buyer is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein.

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Authorization; Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(g) Residency. Such Buyer is a resident of that country or state specified below its address on the Schedule of Buyers.

(h) Organization. Such Buyer is validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authorization to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

(i) Florida Residents. If any Buyer is a resident of the State of Florida, such Buyer acknowledges and understands that, if sales of the Securities are made to five or more Buyers in Florida, then any Buyer which is a resident of the State of Florida may void such purchase of the Securities either within three (3) days after the first tender of consideration is made by such Buyer to the Company, an agent of the Company, or an escrow agent or within three (3) days after the availability of this privilege communicated to such Buyer, whichever occurs later.

(j) Georgia Residents. If any Buyer is a resident of the State of Georgia, such Buyer acknowledges and understands that any certificates evidencing the Securities purchased by such Buyer hereunder shall bear the following legend:

THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE ‘GEORGIA SECURITIES ACT OF 1973,’ AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

(k) Illinois Residents. If any Buyer is a resident of the State of Illinois, such Buyer acknowledges and understands that the Securities have not been approved or disapproved by the Secretary of State of Illinois or the State of Illinois, nor has the Secretary of State of Illinois or the State of Illinois passed upon the accuracy or adequacy of this Agreement. Any representation to the contrary is a criminal offense.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the section of the disclosure schedules attached hereto which correspond to the subsection hereunder, the Company represents and warrants to each of the Buyers that:

(a) Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns at least 10% of the capital stock or holds a comparable equity or similar interest) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are organized, and have the requisite corporate or other power and authorization to own their properties and to carry on their business as now being conducted. Except as disclosed in Schedule 3(a), each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Certificate of Designations, the Registration Rights Agreement, the Warrants, the AIR, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Shares, the AIR and the Warrants and the reservation for issuance and the issuance of the Preferred Shares, Warrants, Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, as the case may be, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. As of the Closing, the Transaction Documents dated after the date hereof and required to have been executed and delivered with respect to the Closing shall have been duly executed and delivered by the Company, and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditor’s rights and remedies. As of the Closing, the Certificate of Designations in the form attached as Exhibit A shall have been filed on or prior to the Closing Date with the Secretary of State of the State of Washington and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

(c) Issuance of Securities. The Preferred Shares, AIRs and Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, free from all taxes, liens and charges with respect to the issue thereof, and the Preferred Shares shall be entitled to the rights and preferences as set forth in the Certificate of Designations. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals 130% of the maximum number of shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and Warrants to be issued at the Closing and upon exercise of the AIRs. Upon conversion or exercise in accordance with the Preferred Shares or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties of Buyer contained in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. Except as disclosed in Schedule 3(d), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares, AIRs and Warrants and reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the articles of incorporation, any certificate of designation of rights and preferences of any outstanding series of preferred stock or bylaws of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of a Principal Market), as may be applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. For purposes of this Agreement “Principal Market” means any of the OTC Bulletin Board, American Stock Exchange, The New York Stock Exchange, the Nasdaq National Market or The Nasdaq SmallCap Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

(e) Consents. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required as of the Closing Date to obtain to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with their terms have been obtained or effected on or prior to the Closing Date. The Company and its Subsidiaries are unaware of any facts or circumstances which might reasonably be expected to prevent the Company from obtaining or effecting any of the foregoing.

(f) Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and that no Buyer is an officer or director of the Company. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company may engage a placement agent (the “Agent”) in connection with the sale of the Preferred Shares and the Warrants.

(h) No Integrated Offering. Except as disclosed in Schedule 3(h), none of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any market, exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

(i) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that, subject to the terms and conditions of the Transaction Documents, its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Preferred Shares and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(j) Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation (as defined in Section 3(q)) or the laws of the state of its incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any

Buyer’s ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(k) SEC Documents; Financial Statements. Except as disclosed in Schedule 3(k), since January 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. Except as disclosed in Schedule 3(k), as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 3(k), as of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except as disclosed in Schedule 3(k), such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and, taken together with the information set forth in the SEC Documents, not misleading.

(l) Absence of Certain Changes. Except as disclosed in Schedule 3(l), since December 31, 2003, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries. Except as disclosed in Schedule 3(l), since December 31, 2003, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $500,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $1,000,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(n) Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its articles of incorporation, any certificate of designation of rights and preferences of any outstanding series of preferred stock of the Company or bylaws or their organizational charter or bylaws, respectively (except, with respect to the Subsidiaries, for violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Except as disclosed in Schedule 3(n), neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the listing requirements of the Principal Market and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market, as applicable, in the foreseeable future. Since January 1, 2003, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or a Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or a Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Except as disclosed in Schedule 3(n), the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o) Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p) Transactions With Affiliates. Except as set forth in Schedule 3(p), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(q) Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (x) 100,000,000 shares of Common Stock, of which as of the date hereof, 34,846,367 are issued and outstanding (none of which are treasury shares), 10,000,000 shares are reserved for issuance pursuant to the Company’s stock option and purchase plans and 19,903,979 shares are reserved for issuance pursuant to securities (other than the aforementioned options, the Preferred Shares and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) 5,000,000 shares of preferred stock, (1) 100,000 shares of such preferred are designated as Preferred Stock Series A-1 with a stated value of $100.00 per share, of which as of the date hereof no shares are issued and outstanding, (2) 100,000 shares of such preferred are designated as Preferred Stock Series A-2 with a stated value of $100.00 per share, of which as of the date hereof no shares are issued and outstanding, (3) 600,000 shares of such preferred are designated as Preferred Stock Series B with no stated value, of which as of the date hereof no shares are issued and outstanding, (4) 100,000 shares of such preferred are designated as Preferred Stock Series C with no stated value, of which as of the date hereof no shares are issued and outstanding, and (5) 10,000 shares of such preferred are designated as Preferred Stock Series D with a stated value of $1,000.00 per share, of which as of the date hereof no shares are issued and outstanding (except such shares that are to be issued at the Closing). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3(q): (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(r)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution, pre-emptive or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents (as defined herein) but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not reasonably be expected to have a Material Adverse Effect. The Company has furnished to the Buyer true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (together with any certificate of designation of rights and preferences of any outstanding series of preferred stock of the Company, the “Articles of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto.

(r) Indebtedness and Other Contracts. Except as set forth in Schedule 3(r), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance (each, a “Lien”) upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(s) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation, whether criminal, civil or otherwise, before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, except (i) as disclosed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 or in the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 or (ii) such as are not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, none of the directors or officers of the Company have been a party to any securities related litigation during the past five years, other than as disclosed in the SEC Documents.

(t) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Except as set forth in Schedule 3(t), neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not have a Material Adverse Effect.

(u) Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v) Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except (i) immaterial liens for taxes not yet delinquent, (ii) immaterial mechanics’ and materialmen’s liens (and other similar liens), and immaterial liens under operating and similar agreements, to the extent the same relate to expenses incurred in the ordinary course of business and that are not yet due, (iii) that are routine governmental approvals, or (iv) such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any real property. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(w) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted. None of the Company’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement, except for those which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. Except as set forth in Schedule 3(w), there is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights. The Company does not have any knowledge of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

(x) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(y) Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its material Subsidiaries as owned by the Company or such Subsidiary.

(z) Tax Status. Except as disclosed in Schedule 3(z), the Company and each of its Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as disclosed in Schedule 3(z), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(aa)Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(bb) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance could not have a Material Adverse Effect.

(cc)Investment Company Status. The company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to take on or prior to the Closing Date in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c) Reporting Status. Until the date on which the Buyers shall have sold all the Conversion Shares and Warrant Shares and none of the Preferred Shares or Warrants or AIRs is outstanding, (the “Reporting Period”), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital purposes and not for the repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or redemption or repurchase of any of its equity securities.

(e) Financial Information. The Company agrees to send the following to each Buyer during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-KSB, its Quarterly Reports on Form 10-QSB, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act and (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) Listing. The Company shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction

Documents. The Company shall maintain the Common Stock’s authorization for quotation on a Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on such Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g) Fees. The Company shall pay the reasonable fees and expenses of the Agent, if one is so engaged by the Company, incurred in connection with the preparation and negotiation of the Transaction Documents. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent as set forth on Schedule 4(g). The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with claim relating to any such payment. Except as otherwise set forth in this Agreement or in the Registration Rights Agreement, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by such Securities. The pledge of the Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) of this Agreement; provided that a Buyer and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of Securities may reasonably request in connection with a pledge of such Securities to such pledgee by a Buyer.

(i) Disclosure of Transactions and Other Material Information. On or before 8:30 p.m., New York City Time, on the first Business Day following execution of this Agreement, the Company shall issue a press release describing the material terms of the transactions contemplated hereby. On or before the second Business Day following the execution of this Agreement, the Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby (the “8-K Filing”). From and after the filing of the 8-K Filing, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Buyer. Subject to the foregoing, except for the press release to be issued by the Company on or before the first Business Day following the execution of this Agreement, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Principal Market (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(j) Restriction on Redemption and Cash Dividends. So long as any Preferred Shares or AIR are outstanding, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, the Common Stock without the prior express written consent of the holders of at least a majority of the Preferred Shares.

(k) Additional Securities; Additional Registration Statements. For so long as any Buyer beneficially owns any Securities, the Company will not issue any Preferred Shares other than to the Buyers as contemplated hereby. Until such time as the initial Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the SEC (the “Effective Date”), the Company will not file a registration statement under the 1933 Act relating to securities that are not the Securities, except for registration statements on Form S-8 with respect to any Approved Stock Plan (as defined in the Certificate of Designations), including, but not limited to the Company’s 2004 Stock Incentive Plan

(l) Variable Securities. So long as any Preferred Shares or AIRs are outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations) with respect to the Common Stock under any Preferred Share. This restriction contained in this Section 4(l) shall not apply to awards granted by the Company pursuant to and in accordance with any Approved Stock Plan, including, but not limited to, the Company’s 2004 Stock Incentive Plan.

(m) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 130% of the sum of (1) the number of shares of Common Stock issuable upon conversion of the Preferred Shares issued at the Closing and upon exercise of the AIRs and (2) the number of shares of Common Stock issuable upon exercise of the Warrants issued at the Closing and upon exercise of the AIRs.

(n) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations could not result, either individually or in the aggregate, in a Material Adverse Effect.

(o) Additional Issuances of Securities. From the date hereof until the Effective Date, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or the Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents. “Common Stock Equivalents” means, collectively, Options and Convertible Securities, each as defined in the Certificate of Designations. The restrictions contained herein shall not apply to Excluded Securities (as defined in the Certificate of Designations).

(p) No Short Sales. So long as any Buyer owns any Preferred Shares, during the one month period prior to the date hereof, such Buyer shall not engage in short sales of the Common Stock in amounts that exceed the sum of the number of shares of Common Stock held by such Buyer and persons over whom such Buyer exercises control and the number of shares of Common Stock issuable pursuant to the exercise or conversion of any other security (without regard to limitations on exercise or conversion contained therein, if any) held by such Buyer and persons over whom such Buyer exercises control.

(q) Delivery of Original Certificates and Documents. The Company shall deliver to each Buyer the original certificates for the Preferred Shares, Warrants and AIRs which such Buyer is purchasing hereunder no later than two Business Days after the Closing Date.

5. REGISTER; LEGENDS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Preferred Shares, AIRs or Warrants), a register for the Preferred Shares, AIRs and the Warrants, in which the Company shall record the name and address of the Person in whose name the Preferred Shares, AIRs and the Warrants have been issued (including the name and address of each transferee), the face amount of Preferred Shares held by such Person, the number of Warrant Shares issuable upon exercise of the Warrants held by such Person and the number of Preferred Shares and the number of Warrants issuable upon exercise of the AIRs held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b) Legends.

(i) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement, Rule 144 of the 1933 Act (“Rule 144”) or to the Company or an affiliate of the Buyer, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act. As a condition of transfer other than pursuant to an effective registration statement or Rule 144, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Buyer under this Agreement and the Registration Rights Agreement.

(ii) Each Buyer agrees to the imprinting, so long as is required by this Section 5(b), of the following legend on any certificate evidencing Securities:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE]

[CONVERTIBLE]] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(iii) The Company acknowledges and agrees that a Buyer may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the 1933 Act and, if required under the terms of such arrangement, such Buyer may transfer pledged or secured Securities to the pledgees or secured parties. Such pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Buyer’s expense, if a Buyer pledges some or all of its Securities pursuant to this paragraph, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the 1933 Act or other applicable provision of the 1933 Act to appropriately amend the list of selling shareholders thereunder.

(iv) Certificates evidencing the Securities shall not contain any legend (including the restrictive legend set forth in Section 5(b)(ii) hereof): (i) while a registration statement covering the resale of such Security is effective under the 1933 Act, or (ii) following any sale of such Security pursuant to Rule 144, or (iii) if such Security is eligible for sale under Rule 144(k), or (iv) if such restrictive legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the restrictive legend hereunder. If all or any portion of a Preferred Share or Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the underlying Securities, or if such Securities may be sold under Rule 144(k) or if such restrictive legend is not otherwise required under applicable requirements of the 1933 Act (including judicial interpretations thereof), then such Securities shall be issued free of all restrictive legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5(b)(iv), it will, no later than five Business Days following the delivery by a Buyer to the Company or the Company’s transfer agent of a certificate representing Securities subject to such registration (or the applicable overlying Security), as applicable, issued with a restrictive legend (such fifth Business Day, the “Legend Removal Date”), deliver or cause to be delivered to such Buyer a certificate representing such shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section, except as may otherwise be consistent with the terms of the Registration Rights Agreement.

(v) In addition to such Buyer’s other available remedies, the Company shall pay to a Buyer, in cash, as partial liquidated damages and not as a penalty, for each $10,000 of Securities (based on the Weighted Average Price (as defined in the Certificate of Designations) of the Common Stock constituting or underlying such Securities on the date such Securities are submitted to the Company or the Company’s transfer agent) delivered for removal of the restrictive legend and subject to this Section 5(b), $25 per Business Day (increasing to $50 per Business Day 3 Business Days after such damages have begun to accrue) for each Business Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Buyer’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Buyer shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(vi) Notwithstanding anything to the contrary contained herein, each Buyer, severally and not jointly with the other Buyers, covenants with the Company that such Buyer’s trading and distribution activities with respect to the Securities will be in compliance with Regulation M promulgated under the 1933 Act. Additionally, each Buyer understands and acknowledges, severally and not jointly with the other Buyers, that the SEC currently takes the position that coverage of short sales of Securities “against the box” prior to the Effective Date of the Registration Statement with such Securities included for registration thereon is a violation of Section 5 of the 1933 Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Accordingly, each Buyer, severally and not jointly with the other Buyers, hereby agrees not to use any of the Securities to cover any short sales made prior to the Effective Date. Each Buyer, severally and not jointly with the other Buyers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 5(b) is predicated upon the Company’s reliance that the Buyer will sell any Securities pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL. The obligation of the Company hereunder to issue and sell the Preferred Shares and the related AIRS and Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a) Such Buyer and each other Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b) Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares, AIRs and the related Warrants being purchased by such Buyer and each other Buyer at the Closing in accordance with Section 1(c).

(c) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects (except for covenants, agreements and conditions that are qualified by materiality, which shall be complied with in all respects) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

(d) The Company shall have obtained from each shareholder who may become entitled to receive shares of the Company’s preferred stock series A-1, no par value per share (“Preferred Stock Series A-1”), or preferred stock series A-2, no par value per share (“Preferred Stock Series A-2”), pursuant to the certain Agreement and Plan of Merger dated as of January 30, 2004, among the Company, i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), and certain shareholders of the Company and i2 Delaware signatory thereto (the “Merger Agreement”), a consent, in form and substance reasonably acceptable to the Company, whereby each such shareholder shall agree to accept in lieu of such preferred stock such number of shares of Common Stock into which such preferred stock is convertible pursuant to the Statement of Rights of Preferred Stock Series A-1 or Statement of Rights of Preferred Stock Series A-2, as applicable.

7. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE. The obligation of each Buyer hereunder to purchase the Preferred Shares, AIRs and the related Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) copies of the certificates for the Preferred Shares (in such denominations as such Buyer shall request), the related Warrants (in such amounts as such Buyer shall request) and the AIRs (in such amounts as such Buyer shall request) being purchased by such Buyer at the Closing pursuant to this Agreement.

(b) Such Buyer shall have received the opinion of Rogers & Hardin LLP, the Company’s counsel, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto.

(c) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten (10) days of the Closing Date.

(d) The Company shall have delivered to such Buyer a certified copy of the Articles of Incorporation as certified by the Secretary of State of the State of Washington within ten (10) days of the Closing Date.

(e) The Company shall have delivered to such Buyer a certificate in the form attached hereto as Exhibit F, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

(f) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects (except for covenants, agreements and conditions that are qualified by materiality, which shall be complied with in all respects) with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit G.

(g) The Company shall have delivered to such Buyer the Lock-up Agreements, each in the form attached hereto as Exhibit H, executed by each of the shareholders of the Company listed on Schedule 7(g) with respect to the number of shares of Common Stock held by such holders as listed on such Schedule; such agreements shall not have been amended or revoked; and such agreements shall be in full force and effect.

(h) The Common Stock (I) shall be designated for quotation or listed on a Principal Market and (II) shall not have been suspended by the SEC or such Principal Market from trading on such Principal Market nor shall suspension by the SEC or such Principal Market have been threatened either (A) in writing by the SEC or such Principal Market or (B) by falling below the minimum listing maintenance requirements of such Principal Market.

(i) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(j) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer may reasonably request.

(k) The Company shall have obtained from each shareholder who may become entitled to receive shares of the Preferred Stock Series A-1 or Preferred Stock Series A-2, pursuant to the Merger Agreement, a consent, in form and substance reasonably acceptable to the Company, whereby each such shareholder shall agree to accept in lieu of such preferred stock such number of shares of Common Stock into which such preferred stock is convertible pursuant to the Statement of Rights of Preferred Stock Series A-1 or Statement of Rights of Preferred Stock Series A-2, as applicable.

8. TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares or, if prior to the Closing Date, the Company and the Buyers listed on the Schedule of Buyers as being obligated to purchase at least a majority of the Preferred Shares. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Preferred Shares, AIRs or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

i2 Telecom International, Inc.
300 Yamato Road, Suite 2112
Boca Raton, Florida 33431
Telephone:	(561) 994-5379
Facsimile:	(561) 994-5381
Attention:	Paul R. Arena

with a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Telephone:	(404) 522-4700
Facsimile:	(404) 525-2224
Attention:	Robert C. Hussle

If to the Transfer Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Telephone:	(212) 509-4000
Facsimile:	(212) 509-5150
Attention:	William F. Seegraber

If to a Buyer, to its address or facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the Preferred Shares then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in the Certificate of Designations) with respect to which the Company is in compliance with the Certificate of Designations. A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(h), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company (other than in connection with any action such Buyer may have taken). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ Paul R. Arena
Name:	Paul R. Arena
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

Name of Investing Entity: _____________________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _______________________________________________________________
Name of Authorized Signatory: _________________________________________________________________________________
Title of Authorized Signatory: __________________________________________________________________________________
Email Address of Authorized Entity: _____________________________________________________________________________

Address for Notice of Investing Entity:

Address for Delivery of Securities for Investing Entity (if not same as above):

Subscription Amount:

Shares:

Warrant Shares:

AIRs:

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[Signature Page to Securities Purchase Agreement]

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)
Buyer Name	Address, Facsimile Number and E-mail Address	Aggregate Number of Preferred Shares	Aggregate Number of Initial Warrants	Aggregate Number of AIRs	Legal Representative’s Address, Facsimile Number and E-mail Address

[Intentionally Omitted.]

EXHIBITS

Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Initial and Additional Warrants
Exhibit C	Form of AIR
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Opinion
Exhibit F	Form of Secretary’s Certificate
Exhibit G	Form of Officer’s Certificate
Exhibit H	Form of Lock-Up Agreement

SCHEDULES

Schedule 3(a)	Organization and Qualification
Schedule 3(d)	No Conflicts
Schedule 3(e)	Consents
Schedule 3(h)	No Integrated Offering
Schedule 3(k)	SEC Documents; Financial Statements
Schedule 3(l)	Absence of Certain Changes
Schedule 3(n)	Conduct of Business; Regulatory Permits
Schedule 3(p)	Transactions with Affiliates
Schedule 3(q)	Equity Capitalization
Schedule 3(r)	Indebtedness and Other Contracts
Schedule 3(t)	Insurance
Schedule 3(z)	Tax Status
Schedule 4(g)	Fees and Commissions
Schedule 7(g)	Shareholders Subject to Lock-Up